Exhibit 10.1
PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN
AMENDMENT - RESTRICTED STOCK AGREEMENT

PG&E CORPORATION, a California corporation, and Peter A. Darbee (the “Recipient”) hereby agree to amend the terms of the Restricted Stock Agreement (as amended,  the “Agreement”) describing the January 3, 2007 grant of 21,155 shares of PG&E Corporation restricted common stock (the “Restricted Stock”) to the Recipient under the PG&E Corporation 2006 Long-Term Incentive Plan, as amended on February 15, 2006, December 20, 2006, and October 17, 2007 (the “LTIP”).  The effective date of this amendment is May 9, 2008.

The following sections of the Agreement are amended to read as set forth below.

SECTION OF AGREEMENT	NEW LANGUAGE
The LTIP and Other Agreements
This Agreement (as amended) constitutes the entire understanding between you and PG&E Corporation regarding the Restricted Stock, subject to the terms of the LTIP.  Any prior agreements, commitments or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern.  In the event of any conflict or inconsistency between the provisions of the Agreement and the Officer Severance Policy, this Agreement shall govern.  Capitalized terms that are not defined in this Agreement are defined in the LTIP. For purposes of the Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Lapse of Restrictions
So long as you remain employed with PG&E Corporation, on December 31, 2008 the restrictions will lapse as to forty percent of the total  number of shares of Restricted Stock (8,462 shares).

The remaining sixty percent of the total number of shares of Restricted Stock (12,693 shares) will be canceled on December 31, 2008.  In lieu of these 12,693 shares of canceled Restricted Stock, PG&E Corporation has agreed to grant you an equal number of restricted stock units, effective on the first business day of January 2009, on terms substantially similar to those that would have applied to such canceled shares.

To the extent this Agreement provides for continued lapse of restrictions following the termination of employment, such continued vesting shall be subject to your continued compliance with certain post-employment restrictions.

Release of Shares and Withholding Taxes
The shares of Restricted Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to PG&E Corporation:
  When the restrictions as to your shares of Restricted Stock lapse as described above, the certificates for such shares shall be released from escrow and delivered to you, at your request within thirty (30) days of the date the restrictions lapsed.

  Upon termination of your employment, any shares of Restricted Stock as to which the restrictions have not lapsed in accordance with the provisions of this Agreement shall be forfeited and automatically surrendered to PG&E Corporation as provided herein.
Note that you must make arrangements acceptable to PG&E Corporation to satisfy withholding or other taxes that may be due before the certificates for your shares will be released from escrow.
  If you so elect, PG&E Corporation will assist you in selling your shares through a broker so that you can use the sales proceeds to satisfy applicable taxes.  You will receive the remaining proceeds in cash.

  If you wish to receive the stock certificates in lieu of selling your shares, you will need to make arrangements to pay the applicable taxes either by check or through payroll deduction.

  If you so elect, you may instruct PG&E Corporation to use a portion of the shares held in escrow on your behalf to satisfy applicable taxes, provided the restrictions have lapsed as to such shares. The number of shares that you tender PG&E Corporation to satisfy taxes must have an aggregate value, based on the closing price of PG&E Corporation common stock on the New York Stock Exchange on the date the restrictions lapse, equal to the amount of applicable taxes due.   If you intend to tender shares held in escrow to satisfy your applicable taxes, please deliver the attached election form to the Manager of Executive Compensation, Human Resources by December 1, 2008.

All other terms of the Agreement remain unchanged, except to the extent changes may be necessary or appropriate in order to conform to the terms of this amendment.

By signing this amendment, you agree to all of the terms and conditions described above, in the Agreement, and in the LTIP.

Recipient                                         PETER A. DARBEE
                                                                 (Signature)

Please sign and return to PG&E Corporation, Human Resources,
One Market, Spear Tower, Suite 400, San Francisco, California 94105

PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN

ELECTION TO DELIVER SHARES TO SATISFY WITHHOLDING TAXES
UPON VESTING OF RESTRICTED STOCK

Name of Award Recipient

On January 3, 2007, I received a grant of 21,155 shares of PG&E Corporation common stock (the “Shares”) under the LTIP subject to the restrictions and terms of the Restricted Stock Award Agreement dated January 3, 2007 and amended as of May 9, 2008.

I understand that I will recognize taxable income when the restrictions to which the Shares are subject lapse and that I will be required to satisfy applicable withholding taxes.

I hereby elect to deliver to PG&E Corporation a number of Shares having an aggregate fair market value on the date the restrictions lapse equal to the amount of withholding taxes due.  PG&E Corporation is instructed to withhold such number of Shares from the total number of Shares otherwise to be released from escrow and delivered to me after the restrictions lapse. The value of the Shares delivered to PG&E Corporation will be based on the closing price of PG&E Corporation common stock on the New York Stock Exchange on the date the restrictions lapse.

To be effective, I understand that this election must be delivered to the Manager, Executive Compensation, Human Resources, PG&E Corporation, One Market Street, Suite 400, San Francisco, California 94104 by December 1, 2008.

I understand that I may not revoke or modify my election.

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(Date)                                                                            (Signature)